SCHEDULE OF PURCHASES BY THE REPORTING PERSONS
                      OF THE ISSUED AND OUTSTANDING SHARES
                            OF ISSUER'S COMMON STOCK


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Date              Purchaser              # Shares              Net $ Purchased
--------------------------------------------------------------------------------

063099            Green                    10,000                    $390,000
090299            UtiliCorp                60,000                   1,406,180
090799            UtiliCorp                55,000                   1,393,383
090899            UtiliCorp                23,400                     598,591
090999            UtiliCorp               196,000                   5,287,024
091099            UtiliCorp                50,000                   1,391,347
091599            UtiliCorp               140,000                   3,597,793
091699            UtiliCorp                34,300                     877,053
091799            UtiliCorp                16,700                     421,909
092099            UtiliCorp                 8,100                     223,805
092199            UtiliCorp               227,000                   6,030,098
092299            UtiliCorp                31,700                     846,766
092499            UtiliCorp                 7,000                     185,117
092499            UtiliCorp               814,485                  21,176,610*
092799            UtiliCorp               255,000                   6,630,000*
092899            UtiliCorp                15,000                     396,434


* Represents information accumulated in connection with UtiliCorp's contracts to purchase 1,069,485 shares of Issuer's outstanding common stock from 21 shareholders of the Issuer's outstanding common stock for an aggregate purchase price of $27,806,610, as of September 29, 1999.